UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 14, 2025
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TARSUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39614	81-4717861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
15440 Laguna Canyon Road, Suite 160
Irvine, CA 92618
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (949) 418-1801
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TARS	The Nasdaq Stock Market LLC Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Tarsus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), previously disclosed that it had entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc., and Barclays Capital Inc., acting as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the sale of 2,808,988 shares of the Company’s common stock, par value $0.0001 per share (the “Offering”). The price to the public in the Offering was $44.50 per share. The Underwriters agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $41.83 per share.

Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 421,348 shares at a price of $41.83 per share, which the Underwriters exercised in full on March 14, 2025.

The Company completed the sale and issuance of an aggregate of 3,230,336 shares of common stock, including the exercise in full of the Underwriters’ option to purchase additional shares. The Company received net proceeds of approximately $134.8 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARSUS PHARMACEUTICALS, INC.

Date:	March 18, 2025	/s/ Jeffrey S. Farrow
Jeffrey S. Farrow
Chief Financial Officer and Chief Strategy Officer
(Principal Financial Officer and Principal Accounting Officer)